EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-5446 and 33-55360 of Viad Corp on Form S-3 and Nos. 333-63397, 333-35231, and 333-99239 on Form S-8 of our report dated March 8, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No.142 described in Note 7), appearing in this Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 8, 2004